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                                                                NEWS RELEASE

FOR IMMEDIATE RELEASE

                    NORTH COAST ENERGY AND NUON INTERNATIONAL
                             FORM STRATEGIC ALLIANCE


CLEVELAND, OHIO, August 4, 1997 -- NORTH COAST ENERGY, INC. (NASDAQ:NCEB) announced today that it has entered into a stock purchase agreement with NUON INTERNATIONAL bv. The two companies will form a strategic alliance to develop a wide range of energy services and products.

Under the terms of the agreement, NUON will invest up to $15 million in NORTH COAST. NUON will purchase approximately 5.7 million shares of NORTH COAST Common Stock for $5 million at a closing scheduled for September 4, 1997. Subject to the satisfaction of certain conditions, including the development of a plan of complementary business, NUON will purchase an additional 5.7 million shares of NORTH COAST Common Stock for $5 million by each of September 1998 and September 1999. If NUON acquires these additional shares, it will become the majority stockholder of NORTH COAST. This transaction is subject to customary conditions and governmental approvals, including the approval of NUON's Supervisory Board. Upon the closing of the transaction, NUON will appoint three Directors to the Board of North Coast.

Commenting on the agreement, Garry Regan, NORTH COAST's president, said "In the competitive and changing world of energy this NORTH COAST/NUON alliance provides the share owners and investors of NORTH COAST with the expertise and support of a multi-billion dollar utility and energy company that the NORTH COAST management believes will provide positive long-term benefits. We were attracted by both financial and operational strengths of NUON. In NORTH COAST, NUON INTERNATIONAL has a strategic partner in the energy business that will provide a platform for NUON to potentially bring to the U.S. and North American markets the products and services that it provides in the Netherlands. NUON's niche markets and its environmentally friendly approach to its energy activities should have great appeal here."

NORTH COAST ENERGY, INC., headquartered in Twinsburg, Ohio, is an independent natural gas and oil company engaged in exploration, development and production primarily in the Appalachian Basin region of Ohio and Pennsylvania.

NUON INTERNATIONAL is a division of the Netherlands based NUON NV, the second largest utility in the Netherlands, providing a variety of services including gas distribution, electricity, water and telecommunications to over 2.5 million customers. NUON has built and operates over 250 co-generation facilities and has revenues in excess of $1.5 billion.




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NORTH COAST ENERGY is a publicly held corporation traded on the NASDAQ SmallCap market under the symbol "NCEB". The Company's world wide web site is located at http://www.northcoastenergy.com.

The statements made in this release include forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include competition within the oil and gas industry, the price of oil and gas in the Appalachian Basin area, the weather in NORTH COAST'S geographic region, the cost of locating and drilling oil and gas wells in the Appalachian Basin area, the amount of funds raised in the fiscal 1998 Drilling Programs and the ability to locate productive oil and gas prospects for development by NORTH COAST.

For more information about NORTH COAST ENERGY contact Share Owner Services, Vicki Matjasic at (216) 425-2330.